Exhibit 10.1

CREDIT AGREEMENT

Dated as of November 18, 2008

among

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.,

as Borrower,

INTERNATIONAL FLAVORS & FRAGRANCES INC.,

as Guarantor,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,

as Lender

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1

ARTICLE II	TERMS OF THE LOAN	11

ARTICLE III	CONDITIONS PRECEDENT TO EFFECTIVE DATE	16

SECTION 3.01.	Conditions Precedent to Effective Date	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	17

SECTION 4.01.	Representations and Warranties of the Credit Parties	17

ARTICLE V	COVENANTS OF THE BORROWERS	19

ARTICLE VI	EVENTS OF DEFAULT	24

SECTION 6.01.	Events of Default	24

ARTICLE VII	GUARANTEE	26

i

SECTION 7.05.	Remedies	28
SECTION 7.06.	Continuing Guarantee	28
SECTION 7.07.	General Limitation on Guarantee Obligations	28

ARTICLE VIII	MISCELLANEOUS	29

SCHEDULES

Schedule 1.01	-	Lending Office
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(e)	-	Existing Subsidiary Debt

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Notice
Exhibit D	-	Form of Interest Election Request

ii

CREDIT AGREEMENT

Dated as of November 18, 2008

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD., a Japanese corporation (the “Borrower”), INTERNATIONAL FLAVORS & FRAGRANCES INC., a New York corporation (the “Guarantor”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (the “Lender”) agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.       Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or, with respect to the Borrower, is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” means this Credit Agreement, as it may be amended from time to time in accordance with Section 8.01.

“Agreement Value” means, with respect to any Hedge Agreement at any date of determination, the amount, if any, that would be payable to any counterparty thereunder in respect of the “agreement value” under such Hedge Agreement if such Hedge Agreement were terminated on such date, calculated as provided in the International Swap Dealers Association, Inc. Code of Standard Wording, Assumptions and Provisions for Swaps, 1986 Edition.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin
Level 1 A-/A3 or above	1.00%
Level 2 BBB+/Baa1	1.375%
Level 3 BBB/Baa2	1.75%
Level 4 BBB-/Baa3	2.00%
Level 5 lower than Level 4	2.50%

From and after the first anniversary of the Effective Date to the Termination Date, the percentage per annum set forth opposite each Level of the Public Debt Rating shall be increased by adding 0.50% thereto.  If the Public Debt Rating shall be changed, the change in the Applicable Margin arising as a result of such change shall be effective as of the first day of the immediately succeeding Interest Period following the date on which any change in rating established by S&P or Moody’s or both giving rise to such change in the Public Debt Rating is first announced publicly by the relevant rating agency making such change.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee, and, if applicable, the Borrower, in substantially the form of Exhibit B hereto.

“Authorization” means an authorization, consent, approval, resolution, licensee exemption, filing or registration (including, without limitation, the Environmental Permits).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower as specified in writing by the Borrower to the Lender.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Tokyo, Japan and on which dealings are carried on in the Tokyo interbank market.

“Capitalized Leases” means all leases that are or should be, in accordance with GAAP, recorded as capitalized leases.  The amount of any obligation in respect of a Capitalized Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means at any time, in respect of any member of the Group, cash as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes as at the date of this Agreement currency on hand, demand deposits with financial institutions and other similar deposit accounts.

“Cash Equivalents” means in respect of any member of the Group, cash equivalents as defined in the Audit and Accounting Guides issued by the American Institute of Certified Public Accountants of the United States of America (as amended from time to time) which includes as at the date of this Agreement short term instruments having not more than three months to final maturity and highly liquid instruments readily convertible to known amounts of cash

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Credit Parties” means the Borrower and the Guarantor, and “Credit Party” means any one of them.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disruption Event” means either or both of:

(a)       a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan and the Note (or otherwise in order for the transactions contemplated by this Agreement and the Note to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)       the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party: (i) from performing its payment obligations under this Agreement or the Note; or (ii) from communicating with other Persons in accordance with the terms of this Agreement,

(and which (in either such case)) is not caused by, and is beyond the control of, the Person whose operations are disrupted.

“EBITDA” means, for any Relevant Period, net income (or net loss) of the Guarantor and its consolidated Subsidiaries, plus, to the extent deducted in calculating such net income (or net loss), the sum of:

(a)       interest expense;

(b)       income tax expense;

(c)       depreciation expense;

(d)       amortization expense and all other non-cash charges; and

(e)       extraordinary or unusual losses,

less extraordinary or unusual gains added in calculating such net income (or net loss), in each case determined in accordance with GAAP for such Relevant Period.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) an Affiliate of the Lender or (b) with the approval of the Borrower (such approval not to be unreasonably withheld or delayed), unless an Event of Default has occurred and is continuing (in which case the approval of the Borrower shall not be required), any Person.

“Environmental Action” means any suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial determination relating to pollution or to protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous or toxic materials.

“Environmental Permit” means any permit, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan pursuant to Section 412 of the Internal Revenue Code or Section 302(c) of ERISA; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307(a) of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042(a) of ERISA, or the appointment of a trustee to administer a Plan pursuant to Section 4042(b) of ERISA.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Rate” means, with respect to any currency other than Dollars, on any date of determination, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (New York time) on such day on the Bloomberg Key Cross Currency Rates Page for such currency (or on any successor or substitute page provided by Bloomberg, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page).  In the event that such rate cannot be determined in accordance with the preceding sentence, the “Exchange Rate” shall be determined based on such other method as may be reasonably specified by the Lender.

“Existing Credit Agreement” means that certain Multicurrency Revolving Facility Agreement dated 23 November 2005 among International Flavors & Fragrances (Luxembourg) S.A.R.L. and others, as borrowers, the Guarantor, Citigroup Global Markets Limited and Fortis Bank S.A./N.V., as arrangers, the lenders party thereto, Citibank International plc, as agent and euro swingline agent, and Citibank, N.A., as US swingline agent., as amended, supplemented or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof; provided, however, that for purposes of the provision of financial statements by or in respect of the Borrower and its consolidated Subsidiaries pursuant to Sections 4.01(e) and 5.01(g)(iii), GAAP shall mean generally accepted accounting principles in Japan, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means any nation or government or any state, province or other political subdivision thereof, or any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, local or foreign.

“Group” means the Guarantor and its Subsidiaries.

“Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any combination of the foregoing transactions.

“Indebtedness” means, with respect to any Person (without duplication):

(a)       all indebtedness of such Person for borrowed money;

(b)       all obligations of such Person for the deferred purchase price of property and assets or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and not overdue by more than 60 days, (ii) deferred compensation and (iii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition, until, in the case of this clause (iii), the amount of such adjustment, earnout or deferred payment is due and payable);

(c)       all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)       all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(e)       all obligations of such Person as lessee under Capitalized Leases;

(f)       all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit;

(g)       all obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof;

(h)       any amount raised by the issue of shares redeemable prior to the Termination Date;

(i)       all receivables sold (other than any receivables to the extent that they are sold on a non-recourse basis);

(j)       all Indebtedness of other Persons referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property or assets, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner to invest in, the debtor (including any agreement to pay for property, assets or services irrespective of whether such property or assets are received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

(k)       all Indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property and assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indebtedness for Borrowed Money” of a Person means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person other than any amounts which would be classified as indebtedness, in accordance with GAAP, which arise under any Hedge Agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.08.

“Interest Period” means, initially, the period commencing on the date of the Loan and ending on the last day of the period designated in Section 2.01 hereto and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower in a writing delivered to the Lender not later than 11:00 a.m. (Tokyo time) at least three (3) Business Days prior to the last day of the current Interest Period.  The duration of each such Interest Period shall be one, two, three or six months (or such other period as may be agreed to by the Lender), as the Borrower shall select or as is provided in Section 2.05(d); provided, however, that:

(a)       the Borrower may not select any Interest Period that ends after the scheduled Termination Date;

(b)       whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c)       whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Lender” has the meaning specified in the recital of parties to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means the office of the Lender specified as its “ Lending Office” opposite its name on Schedule 1.01 hereto or in the Assignment and Acceptance pursuant to which it became the Lender, or such other office of the Lender as the Lender may from time to time specify to the Borrower for such purpose.

“Lien” means any lien, security or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, but shall not include the interest of a third party in receivables sold by any Person to such third party on a nonrecourse basis.

“Loan” means the loan made by the Lender to the Borrower pursuant to Section 2.01 hereof.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Guarantor and its Subsidiaries taken as a whole; (b) the rights and remedies of the Lender under this Agreement and the Note; or (c) the ability of any Credit Party to perform its payment obligations under this Agreement or the Note.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

 “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Debt” means, at any time, Indebtedness for Borrowed Money at such time of the Guarantor and its consolidated Subsidiaries, less Cash and Cash Equivalents at such time owned by the Guarantor and its consolidated Subsidiaries.

“Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender.

“Other Taxes” has the meaning specified in Section 2.10(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” means any of the following Liens:

(a)       Liens under the Existing Credit Agreement and this Agreement and the Note;

(b)       Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(c);

(c)       Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Indebtedness for borrowed money) that are not overdue for a period of more than 30 days or are being contested in compliance with Section 5.01(c);

(d)       pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or other similar legislation or to secure public or statutory obligations;

(e)       Liens securing the performance of, or payment in respect of, bids, tenders, government and trade contracts (other than for the repayment of Indebtedness for borrowed money), leases (in the form of security deposits), surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business;

(f)       easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the real property encumbered thereby unmarketable or materially adversely affect the use of such real property for its present purposes;

(g)       any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h)       any Lien arising solely by virtue of the maintenance of a bank account by any member of the Group in the ordinary course of business pursuant to the general terms and conditions of the bank with which such account is held;

(i)       any lien arising by operation of law and in the ordinary course of trading;

(j)       judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);  and

(k)       Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Guarantor and the Subsidiaries in the ordinary course of business.

 “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means the rating that has been most recently announced by either S&P or Moody’s or both as the case may be with respect to senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other Person or subject to any other credit enhancement.  For purposes of the foregoing:

(a)       if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating;

(b)       if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin shall be set in accordance with Level 5 under the definition of “Applicable Margin”;

(c)       if the ratings established by S&P and Moody’s shall fall within different Levels, the Applicable Margin shall be based upon the higher rating which applies; and

(d)       if S&P or Moody’s shall change the basis on which ratings are established, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Reacquisition and Sale Leaseback” has the meaning specified in Section.5.02(f).

“Relevant Period” means each period of twelve months ending on the last day of the Guarantor’s fiscal year and each period of twelve months ending on the last day of each of the first three quarters of the Guarantor’s fiscal year.

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of the applicable Credit Party (or other executive officers of such Credit Party performing similar functions) or any other officer of any member of the Group responsible for overseeing or reviewing compliance with this Agreement and the Note.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of

(a)       the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

(b)       the interest in the capital or profits of such limited liability company, partnership or joint venture, or

(c)       the beneficial interest in such trust or estate,

is at the time, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.10(a).

“Termination Date” means the third anniversary of the Effective Date.

“TIBO Rate” means, with respect to any Interest Period, the rate per annum shown on Reuters screen “Page 58143” (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen) at approximately 11:00 a.m. (Tokyo time) two Business Days prior to the commencement of such Interest Period as the rate at which deposits in Yen for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made or continued and with a term equivalent to such Interest Period would be offered by the Lender in the Tokyo interbank market.

“US Dollars” and the “$” sign each mean the lawful money of the United States of America.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Yen” or “¥” means the lawful money of Japan.

“Yen Notes” means 2.400% Guaranteed Senior Notes, Series A, due November 21, 2008, issued by the Borrower pursuant to a Note Purchase Agreement dated as of November 19, 2001.

SECTION 1.02.       Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.       GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if any Credit Party, by notice to the Lender, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (it being understood that the consent of any party to this Agreement to any such amendment shall be in its reasonable discretion).

SECTION 1.04.       Foreign Currency Calculations.  For purposes of any determination under any provision of Article V or VI of this Agreement stated in Dollars, all amounts stated in a currency other than Dollars shall be translated into Dollars at the Exchange Rate in effect on or about the date of the determination thereof;  provided, however, that, notwithstanding anything to the contrary set forth herein, no Default or Event of Default shall arise or be deemed to have occurred hereunder as a result of any failure by any Credit Party or any of its Subsidiaries to comply with any of the provisions of Section 5.02(a), 5.02(e) or 5.02(f)  in respect of any Indebtedness, Lien or Reacquisition Sale and Leaseback, as the case may be, solely as a result of changes in the Exchange Rate subsequent to the date on which such Indebtedness or Reacquisition Sale and Leaseback was incurred, or such Lien was created.

ARTICLE II

TERMS OF THE LOAN

SECTION 2.01.       The Loan.  The Lender agrees, on the terms and conditions hereinafter set forth, to make a Loan to the Borrower on the Effective Date in the principal amount of up to ¥13,500,000,000.  The initial Interest Period for the Loan shall be 3 months.

SECTION 2.02.       Making the Loan.  Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the Loan available to the Borrower at the applicable Borrower’s Account or at such other address and account number of the Borrower as is reasonably acceptable to the Lender and as the Borrower shall have specified in writing to the Lender.

SECTION 2.03.       Repayment of the Loan.  The Borrower shall repay any outstanding principal amount of the Loan, together with accrued and unpaid interest thereon, on the Termination Date.  Amounts repaid may not be reborrowed.

SECTION 2.04.       Interest on the Loan.  (a)  Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount shall be paid in full, at a rate per annum equal, for each Interest Period, to the sum of the TIBO Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period, except in the case of an Interest Period of more than three months’ duration, in which case interest shall be payable in arrears on such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

(b)       Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a)(i), a Default under Section 6.01(a)(ii) or an Event of Default under Section 6.01(c)(i) with respect to a breach of Section 5.03 the Borrower shall pay interest on:

(i)       the unpaid principal amount of the Loan, payable in arrears on the dates referred to in Section 2.04(a), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on the Loan pursuant to Section 2.04(a); and

(ii)       to the fullest extent permitted by applicable law, the amount of any interest, fees or other amounts owing by the Borrower to the Lender under this Agreement or the Note that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid pursuant to Section 2.04(a) (but assuming an Interest Period equal to one (1) day).

SECTION 2.05.       Interest Rate Determination, Interest Elections.  (a)  The Lender shall give prompt notice to the Borrower of the applicable interest rate determined by the Lender for purposes of Section 2.04(a).

(b)       If, prior to the commencement of any Interest Period, the Lender notifies the Borrower that the TIBO Rate for such Interest Period will not adequately reflect the cost to the Lender of making or maintaining the Loan for such Interest Period, the interest rate applicable to the Loan for such Interest Period shall be equal to the Lender’s cost of funds therefor plus the Applicable Margin until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist (with the Lender agreeing to give such notice without delay).

(c)       The Loan shall have an initial Interest Period as provided in Section 2.01.  Thereafter, the Borrower may elect different Interest Periods with respect to the Loan.  To make an election pursuant to this paragraph, the Borrower shall notify the Lender of such election in writing no later than the time specified in the definition of “Interest Period” and as specified in the form of Exhibit D (an “Interest Election Request”).  Each such Interest Election Request shall be irrevocable and shall specify the following information:

(i)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(ii)      the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)       If the Borrower shall fail to select the duration of any Interest Period in accordance with paragraph (c) above with respect to the Loan prior to the end of the Interest Period then applicable thereto, the following Interest Period with respect to the Loan shall be deemed to be equal to one month.

SECTION 2.06.       Optional Prepayments of the Loan.  The Borrower may, at any time and from time to time upon at least three Business Days’ notice to the Lender received not later than 2:00 P.M. (Tokyo time), stating the proposed date and aggregate principal amount of the prepayment, prepay the Loan in whole or in part, and if such notice is given the Borrower shall prepay the designated outstanding principal amount of the Loan, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate amount of not less than ¥500,000,000 and the Borrower shall be obligated to reimburse the Lender in respect thereof pursuant to Section 8.04(c).

SECTION 2.07.       Increased Costs.  (a)  If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or (ii) impose on the Lender any other condition, cost or expense affecting this Agreement or the Loan and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) (other than any such increased costs or reduced amounts with respect to Taxes, as to which Section 2.10 shall be solely applicable)  then, from time to time upon request of the Lender, the Borrower will pay to the  Lender such additional amount or amounts as will compensate the Lender for such additional costs or expenses incurred or reduction suffered.

(b)       If the Lender determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on its capital as a consequence of this Agreement or the Loan to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy), then, from time to time upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered.

(c)       The Lender agrees to use, prior to requesting any compensation pursuant to this Section 2.07, its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such additional cost or expense or reduction suffered, would not subject the Lender to any unreimbursed cost or expense and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.07 for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.08.       Illegality.  Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law, rule or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lender or its Lending Office to fund or maintain the Loan, the Loan will automatically, on the last day of the Interest Period then in effect therefor if permitted by applicable law or otherwise upon demand, convert into a loan that bears interest at a rate equal to the Lender’s cost of funds plus the Applicable Margin until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow the Lender or its Lending Office to continue to fund or maintain the Loan and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

SECTION 2.09.       Payments and Computations.  (a)  The Borrower shall make each payment required to be made by it hereunder and under the Note with respect to the principal of, or interest on, the Loan not later than 11:00 A.M. (Tokyo time) on the day when due in Yen to the Lender for the account of its Lending Office in same day funds, to be applied in accordance with the terms of this Agreement.  Upon its receipt of an Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, the Borrower shall make all payments hereunder and under the Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)       All computations of interest that are based on the TIBO Rate shall be made by the Lender on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)       Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 2.10.       Taxes.  (a)  Any and all payments by the Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, “Indemnified Taxes”) or any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as “Other Taxes” and Indemnified Taxes and Other Taxes being hereinafter referred to as “Taxes”), excluding, in the case of the Lender, (i) taxes imposed on its overall net income and franchise taxes imposed on it by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof, (ii) taxes imposed on its overall net income and franchise taxes imposed on it by the jurisdiction of the Lending Office or any political subdivision thereof, and (iii) in the case of any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located (a “Foreign Lender”), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender (including any assignee pursuant to Section 8.07) at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 2.10(e) (the items in paragraphs (i) through (iii) of this Section 2.10(a) being hereinafter referred to as “Excluded Taxes”).  The Lender shall, within a reasonable period of time upon becoming aware that the Borrower must deduct any Taxes from or in respect of any sum paid or payable hereunder or under the Note to the Lender (or upon becoming aware that there is a change in the rate or the basis of such deduction), use commercially reasonable efforts to notify the Borrower; provided, however, that the failure to do so shall not relieve the Borrower of its obligations under this Section 2.10(a).  If the Borrower shall be required by applicable law to deduct any Taxes from or in respect of any sum paid or payable hereunder or under the Note to the Lender, (i) the sum payable by the Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10), the Lender receives an amount equal to the sum it would have received had no such deductions been made (for example, and without limitation, if the sum paid or payable hereunder from or in respect of which the Borrower shall be required to deduct any Taxes is interest, the interest payable by the Borrower shall be increased by the Borrower as may be necessary so that, after making all required deductions (including deductions applicable to additional interest), the Lender receives interest equal to the interest it would have received had no such deduction been made), (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable law.

(b)       In addition, without limiting the provisions of Section 2.10(a), the Borrower agrees to timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       The Borrower shall indemnify the Lender for the full amount of Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.10) imposed on or paid by the Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d)       Within 30 days after any payment of Taxes by the Borrower to the appropriate taxing authority or Governmental Authority, the Borrower shall furnish to the Lender, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)       Prior to claiming additional amounts payable pursuant to Section 2.10(a) or 2.10(c), the Lender shall file any certificate or document reasonably requested by the Borrower or change the jurisdiction of its Lending Office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of the Lender, be disadvantageous to the Lender.  For the avoidance of doubt, any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payment to be made without withholding or at a reduced rate.  The Borrower shall promptly upon request by the Lender take all actions (including, without limitation, the completion of forms and the provision of information to the appropriate taxing authorities) reasonably requested by the Lender to secure the benefit of any exemption from, or relief with respect to, Taxes or Other Taxes in relation to any amounts payable under this Agreement.

(f)       In the event that an additional payment is made under Section 2.10(a) or 2.10(c) for the account of the Lender and the Lender, in its sole opinion, determines that it has received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, the Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its sole opinion, have determined to be attributable to such deduction or withholding and as will leave the Lender (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding.  Nothing contained in this Section 2.10 shall interfere with the right of the Lender to arrange its tax affairs in whatever manner it deems proper nor oblige the Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require the Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.11.       Use of Proceeds.  The proceeds of the Loan shall be available (and the Borrower agrees that it shall use such proceeds) (a) to repay the Yen Notes in full and (b) for general corporate purposes of the Borrower not otherwise prohibited under the terms of this Agreement.

SECTION 2.12.       Evidence of Debt.  (a)  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder in respect of the Loan.  The Borrower agrees that upon notice by the Lender to the Borrower to the effect that a Note is required or appropriate in order for the Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loan owing to, or to be made by, the Lender, the Borrower shall promptly execute and deliver to the Lender a Note payable to the order of the Lender in a principal amount up to the aggregate principal amount of the Loan then outstanding.

(b)       Entries made in good faith by the Lender in its account or accounts pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement, absent manifest error; provided, however, that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVE DATE

SECTION 3.01.       Conditions Precedent to Effective Date.  The obligation of the Lender under Section 2.01 to make the Loan referenced therein shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)       No event or development shall have occurred or failed to occur, and no action shall have been taken or failed to have been taken, by or on behalf of any member of the Group that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2007.

(b)       The “Up-Front Fee” (as such term is defined in the term sheet attached as Exhibit A to the commitment letter dated October 29, 2008 among the Borrower, the Guarantor and the Lender) and all other accrued fees and expenses (including, without limitation, expenses of counsel) of the Lender required to be paid hereunder shall have been paid.

(c)       On the Effective Date, the following statements shall be true, and the Lender shall have received a certificate of the Guarantor, signed by a duly authorized officer of the Guarantor, dated such date, stating that:

(i)       The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, as though made on and as of such date; and

(ii)       No event has occurred and is continuing, or shall occur as a result of the occurrence of the Effective Date, that constitutes a Default (including, without limitation, a Default or Event of Default under (and as defined in) the Existing Credit Agreement).

(d)       The Lender shall have received on or before the Effective Date each of the following, dated as of the date hereof or as of the Effective Date and in form and substance reasonably satisfactory to the Lender:

(i)       Executed counterparts of this Agreement and the Note signed by the Borrower and the Guarantor, as applicable.

(ii)      A certificate of the Secretary or an Assistant Secretary (or person performing similar functions, which in the case of the Borrower, shall be a representative director) of each Credit Party certifying (a) appropriate resolutions of the board of directors (or persons performing similar functions) of such Credit Party, and/or to the extent required under applicable law or the organizational documents of such Credit Party, resolutions of the shareholders of such Credit Party, in each case, authorizing the Loan under this Agreement and the Note or guaranty thereof, as applicable, and all documents evidencing other necessary corporate (or equivalent) action and governmental approvals, if any, with respect to this Agreement and the Note (copies of which shall be attached thereto), (b) in the case of the Guarantor, copies of the by-laws (or the equivalent thereof) of such Credit Party (copies of which shall be attached thereto) and (c) the names, titles and true signatures of the officers of such Credit Party authorized to sign this Agreement and the Note and the other documents to be delivered by such Credit Party  hereunder.

(iii)     A copy of the charter or articles (or other similar organizational documents) of such Credit Party, certified (as of a date reasonably near the Effective Date) as being a true and complete copy thereof by the Secretary of State (or other appropriate Governmental Authority or, in the case of the Borrower, by a representative director of the Borrower) of the jurisdiction of organization of such Credit Party or, if such certificate is not provided in the jurisdiction of organization of such Credit Party, certified (as of the Effective Date) as being a true and complete copy thereof by a duly authorized officer of such Credit Party.

(iv)      A copy of a certificate of the Secretary of State (or other appropriate Governmental Authority) of the jurisdiction of organization of the Guarantor, dated as of a date reasonably near the Effective Date, certifying that such Credit Party is duly organized and, in the case of the Guarantor, in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization or, in the case of the Borrower, a copy of the commercial register of the Borrower filed with the Legal Affairs Bureau.

(v)       A favorable opinion of (x) Cravath, Swaine & Moore LLP, special counsel for the Credit Parties, (y) Kamiyacho International Law Office, Japanese counsel for the Borrower, and (z) Jodie Simon Friedman, Deputy General Counsel of the Guarantor, in each case in form and substance reasonably satisfactory to the Lender.

(vi)      A solvency certificate from the Guarantor in form and substance reasonably satisfactory to the Lender.

(vii)     A borrowing notice in substantially the form of Exhibit C hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.       Representations and Warranties of the Credit Parties.  Each Credit Party represents and warrants as of the date hereof and as of the Effective Date as follows (in each case as to itself and its Subsidiaries):

(a)       The Credit Parties (i) are Persons duly organized, validly existing and (to the extent such concept is applicable in such jurisdiction) in good standing under the laws of the jurisdictions of their respective organization, (ii) are duly qualified and in good standing (to the extent such concept is applicable in such jurisdiction) as foreign corporations (or the equivalent thereof) in each other jurisdiction in which such qualification is required by law, except where the failure to so qualify or be licensed, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) have all corporate power and authority to own or lease and operate their properties and to carry on their respective businesses as now conducted and as proposed to be conducted.

(b)       The execution, delivery and performance by each Credit Party of this Agreement and the Note, and the consummation of the transactions contemplated hereby or thereby, are within such Credit Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Credit Party’s charter or by-laws (or similar organizational documents), (ii) any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award applicable to the Guarantor or any of its Subsidiaries or any of their properties or assets or (iii) any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Credit Party (other than the Yen Notes) or any of its properties or assets.

(c)       No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Credit Parties of this Agreement or the Note, or for the consummation of any of the transactions contemplated hereby or thereby, except (i) as have been obtained or made and are in full force and effect, (ii) as may be required because of the legal and regulatory status of the Lender or because of any other facts specifically pertaining to the Lender and (iii) filing of reports under the Foreign Exchange and Foreign Trade Law of Japan which may be required for certain payment of money made by a Credit Party pursuant to this Agreement and the Note to a non-resident Eligible Assignee.

(d)       This Agreement has been, and the Note when delivered hereunder will have been, duly executed and delivered by each Credit Party in the case of this Agreement and by the Borrower in the case of the Note.  This Agreement is, and the Note when delivered hereunder will be, the legal, valid and binding obligation of each Credit Party in the case of this Agreement and of the Borrower in the case of the Note, enforceable against such Credit Party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity or similar principles under Japanese practice.

(e)       The Consolidated balance sheet of (i) the Guarantor and its Subsidiaries and (ii) the Borrower and its Subsidiaries, each as at December 31, 2007, and the related Consolidated statements of income and cash flows of (i) the Guarantor and its Subsidiaries and (ii) the Borrower and its Subsidiaries, each for the fiscal year then ended, accompanied by an opinion of the Guarantor’s auditors, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Guarantor and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, each as at such date and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Since December 31, 2007, there has been no Material Adverse Change.

(f)       All written information and reports furnished by or on behalf of the Credit Parties to the Lender in connection with the negotiation of, or pursuant to the terms of, this Agreement, taken as a whole, did not or will not, at the time furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which any such statements were made.

(g)       There is no pending or, to the knowledge of the Credit Parties, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any member of the Group before any court, governmental agency or arbitrator that (a) could be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(h)       The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(i)       No member of the Group  is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Borrower Act of 1940, as amended).

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01.       Affirmative Covenants.  So long as the Loan shall remain unpaid, each Credit Party shall:

(a)       Authorization.  Promptly:

(i)       obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)      upon request, supply certified copies to the Lender of,

any Authorization required under any law or regulation of its jurisdiction of organization to enable it to perform all of its payment and other material obligations under this Agreement and the Note and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of organization of this Agreement and the Note.

(b)       Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders (including without limitation ERISA and Environmental Laws), except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)       Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property and assets; provided, however, that no member of the Group shall be required to pay or discharge any such tax, assessment, reassessment, charge, levy or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP unless and until, in any of the foregoing cases, any Lien resulting therefrom attaches to its property and enforcement, collection, levy or foreclosure proceedings shall have been commenced and remain unstayed in respect thereof or (y) where failure to do the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)       Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which member of the Group operates; provided, however, that each member of the Group may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such member of the Group operates and to the extent consistent with prudent business practice.

(e)       Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses and franchises (whether arising as a matter of contract or under applicable law or regulation); provided, however, that any member of the Group may consummate any transaction otherwise permitted under Section 5.02(b); and provided further that no member of the Group shall be required to preserve any right, license or franchise if (i) management of such member of the Group shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business or the continued operations of such member of the Group, as the case may be, or (ii) the loss thereof could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)       Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Credit Party and each such Subsidiary in accordance with GAAP.

(g)       Reporting Requirements.  Furnish to the Lender:

(i)       as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, (i) the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with GAAP and (ii) a certificate of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP which is then applied in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation of such financial statements to GAAP as applied in the preparation of the financial statements referred to in Section 4.01(e);

(ii)      as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, provided that in the event of any change in GAAP which is then applied in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation of such financial statements to GAAP as applied in the preparation of the financial statements referred to in Section 4.01(e);

(iii)     as soon as available and in any event within 90 days after the end of each of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, duly certified (subject to year-end audit adjustments) by the chief financial officer or the lead financial controller of the Borrower as having been prepared in accordance with GAAP;

(iv)      as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a director of the Borrower setting forth details of such Default and the action that the relevant Credit Party has taken and proposes to take with respect thereto;

(v)       promptly after the sending or filing thereof, copies of all material reports that the Guarantor sends to any of its shareholders, and copies of all material reports and material registration statements that any member of the Group files with the United States Securities and Exchange Commission or any national securities exchange;

(vi)      promptly after the commencement thereof, notice of all material actions and proceedings before any court, governmental agency or arbitrator affecting any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or that in any  manner questions the validity of this Agreement or the Note;

(vii)     such other information regarding any of member of the Group as the Lender may from time to time reasonably request.

Reports and financial statements required to be delivered by any Credit Party pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(g) shall be deemed to have been delivered on the date on which such Credit Party posts such reports, or reports containing such financial statements, on its website on the Internet at www.iff.com or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Lender.

(viii)    Pari passu.  Ensure that at all times claims of the Lender hereunder in respect of the Loan and the Guarantee thereof rank at least pari passu in right of payment with the claims of all other unsecured and unsubordinated creditors of the Borrower or the Guarantor, as applicable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors rights generally and to general principles of equity or to similar principles under Japanese law and other than any subordination in right of payment arising from any act of the Lender.

SECTION 5.02.       Negative Covenants.  So long as the Loan shall remain unpaid, no Credit Party shall:

(a)       Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties and assets, whether now owned or hereafter acquired, or assign as security, or permit any of its Subsidiaries to assign as security, any right to receive income therefrom, other than:

(i)       any Lien on any property or asset of any Credit Party or any Subsidiary existing on the date hereof and set forth on Schedule 5.02(a); provided that (i) such Lien shall not apply to any other property or asset of such Credit Party or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof;

(ii)      Permitted Liens;

(iii)     purchase money Liens upon or in one or more tangible assets acquired or held by any member of the Group to secure the purchase price of such tangible assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such tangible assets; provided, however, that (1) no such Lien shall extend to or cover any property or assets of any character other than the tangible assets being acquired, constructed or improved; (2) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, constructed or improved on the date of incurrence thereof and (3) the aggregate principal amount of the Indebtedness secured by the Liens referred to in this paragraph (iii) shall not exceed the Dollar Equivalent Amount of US$60,000,000 at any time outstanding;

(iv)      Liens (1) existing on any property or asset prior to the acquisition thereof by the Guarantor or any Subsidiary or (2) on property and assets of a Person existing at the time such Person is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor or becomes a Subsidiary of the Guarantor; provided that any such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to or cover (a) any property or assets other than the property and assets of the Person being merged into or consolidated with the Guarantor or such Subsidiary or being acquired by the Guarantor or such Subsidiary, as the case may be, or (b) any obligations of any Person other than those obligations that were secured by such property and assets at the time of such merger, consolidation or acquisition; and provided further that any Indebtedness secured by such Liens shall otherwise be permitted under the terms of this Agreement;

(v)       Liens not otherwise permitted under this Section 5.02(a), provided that the aggregate principal amount of the Indebtedness secured by such Liens shall not exceed $120,000,000 at any time outstanding; and

(vi)      Liens securing any obligation that extends, renews, replaces or refinances any obligation secured by any Lien otherwise permitted under any of clauses (i) through (v) of this Section 5.02(a); provided that (a) no such Lien shall extend to or cover any property not theretofore subject to the Lien securing the obligation being extended, renewed, replaced or refinanced and (b) the grantor of the Lien as obligor for the relevant obligation shall not change and the principal amount of the obligation secured thereby shall not increase as a result of extension, renewal, replacement or refinancing.

(b)       Mergers, Etc.  Merge or consolidate with or into (or permit any of its Subsidiaries to do so), or, in the case of the Guarantor, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries taken as a whole, except that:

(i)       any Subsidiary of the Guarantor may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any other Person so long as, in the case of a merger or consolidation involving a Person that is a Credit Party, the requirements of clause (ii) below are satisfied;

(ii)      any Credit Party may merge or consolidate with any other Person (including, without limitation, any of its Subsidiaries) so long as such Credit Party is the surviving entity;

(iii)     the solvent liquidation or reorganization of any member of the Group which is not a Credit Party is permitted so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to any other member of the Group; and

(iv)     any Credit Party may merge or consolidate with any other Person so long as the surviving entity has the obligations expressed to be assumed by the relevant Credit Party hereunder and legal opinions in form and content satisfactory to the Lender have been delivered to it;

provided, in the case of clauses (ii) and (iv) above, that no Default shall have occurred and be continuing at the time of such merger, consolidation, conveyance, transfer, lease or disposition, or shall occur as a result thereof.

(c)       Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Guarantor and its Subsidiaries, taken as a whole, as carried on at the date hereof.

(d)       Accounting Changes.  Make or permit, or permit any of their Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(e)       Subsidiary Debt.  Permit any of their respective Subsidiaries to create or suffer to exist, any Indebtedness other than:

(i)       Indebtedness of any Subsidiary set forth on Schedule 5.02(e) and any extension, renewal, replacement or refinancing of such Indebtedness; provided that the aggregate principal amount of such Indebtedness shall not be increased as a result of such extension, renewal, replacement or refinancing;

(ii)       Indebtedness owed to any Credit Party or to a wholly-owned Subsidiary thereof;

(iii)      Indebtedness aggregating for all of the Credit Parties’ Subsidiaries not more than US$800,000,000 at any one time outstanding;

(iv)      endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(v)       Indebtedness owed pursuant to this Agreement and the Note;

(vi)      Indebtedness which is effectively subordinated to the payment obligations of the Credit Parties hereunder on customary terms reasonably satisfactory to the Lender; and

(vii)     Indebtedness arising as a result of such Subsidiary entering into a Reacquisition Sale and Leaseback Transaction provided that the principal obligations of such Subsidiary, when aggregated with the principal obligations of all other members of the Group in respect of all other Reacquisition Sale and Leaseback Transactions entered into after the date hereof, do not exceed US$50,000,000.

(f)       Sale and Leaseback.  Dispose of an asset to a Person which is not a member of the Group on terms that such asset is to be reacquired by a member of the Group (a “Reacquisition Sale and Leaseback Transaction”) where the principal obligations of such Credit Party or Subsidiary, when aggregated with the principal obligations of all other members of the Group in respect of all other Reacquisition Sale and Leaseback Transactions entered into after the date hereof, would exceed US$50,000,000.

SECTION 5.03.       Financial Covenants.  So long as the Loan shall remain unpaid, the Guarantor shall maintain a ratio of Net Debt as at the end of any Relevant Period to EBITDA in respect of such Relevant Period of not more than 3.25:1.

SECTION 5.04.       “Know your customer” checks.  If:

(a)       the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)       any change in the status of a Credit Party or the composition of the shareholders of a Credit Party after the date of this Agreement; or

(c)       a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, or on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated hereunder and under the Note.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.       Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       the Borrower shall fail (i) to pay the principal of the Loan when the same becomes due and payable unless such failure to pay is caused by technical or administrative error or a Disruption Event and payment is made within three Business Days of its due date or (ii) to pay any interest on the Loan or to make any payment of fees or other amounts payable under this Agreement or the Note within three Business Days after the same becomes due and payable, with due and payable for purposes of this Section 6.01(a) being whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(b)       any representation or warranty made by any Credit Party in this Agreement or any certificate or other document delivered pursuant hereto shall prove to have been incorrect or misleading in any material respect when made; or

(c)       any Credit Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(e), 5.01(g) (iv) and 5.01(g)(vi), 5.02(a), 5.02(b), 5.02(c) or 5.03 of this Agreement or (ii) any other term, covenant or agreement contained in this Agreement or the Note if such failure shall remain unremedied for 30 days after the earlier of (a) the first date on which a Responsible Officer of such Credit Party knows or has reason to know of such failure and (b) the date on which written notice thereof shall have been given to such Credit Party by the Lender; or

(d)       any Credit Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Credit Party or such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or such Credit Party or such Subsidiary shall take any action to authorize any of the actions set forth above in this Section 6.01(d);

provided, however, that no Event of Default will occur under this Section 6.01(d) if the events or circumstances referred to above apply only to a member or members of the Group which is or are not (a) Credit Party(ies) unless:

(1)       the aggregate amount of the consolidated assets of each member of the Group which is the subject of any such event or circumstance, when aggregated with the consolidated assets of each other member of the Group which is the subject of any such event or circumstance, is equal to or greater than 7.5% of the consolidated assets of the Group; or

(2)       the aggregate amount of the consolidated net sales of each member of the Group which is the subject of any such event or circumstance, when aggregated with the consolidated net sales of each other member of the Group which is the subject of any such event or circumstance, is equal to or greater than 7.5% of the consolidated net sales of the Group.

For the purposes of paragraphs (1) and (2) above, the consolidated assets and consolidated net sales of any member of the Group shall be determined by reference to the most recent fiscal year of the Group and the most recent set of annual audited accounts of the relevant member of the Group, if any (which, in the case of the consolidated assets and consolidated net sales of the Group, shall mean the financial statements referred to in Section 4.01(e) or the most recent set of financial statements delivered pursuant to 5.01(g), whichever has been most recently delivered to the Lender hereunder) provided that in the absence of any such accounts in relation to any member of the Group other than the Guarantor the figures for consolidated assets and consolidated net sales of such member of the Group shall be determined by such member of the Group’s auditors; or

(e)       (i) any Credit Party or any Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least the higher of US$75,000,000 and EUR60,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of such Credit Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof, in each case as a result of the occurrence of an event of default (however denominated thereunder); or (ii) an Event of Default (as defined in the Existing Credit Agreement) shall occur.

(f)       one or more judgments for the payment of money in an aggregate amount in excess of US$30,000,000 (other than any such judgment covered by insurance to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Guarantor, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment;

(g)       the Guarantor shall cease to own, directly or indirectly, the whole of the outstanding issued share capital of the Borrower; or

(h)       any Credit Party or any ERISA Affiliate shall incur, or shall be reasonably likely to incur liability in excess of US$50,000,000 in the aggregate as a result of one or more of the following:

(i)       the occurrence of any ERISA Event;

(ii)       the partial or complete withdrawal of such Credit Party or any such ERISA Affiliate from a Multiemployer Plan; or

(iii)      the reorganization or termination of a Multiemployer Plan; or

(i)       At any time a Credit Party no longer has the legal power to perform its obligations under this Agreement or the Note or at any time it is or becomes unlawful for a Credit Party to perform or comply with any or all of its payment and other material obligations under this Agreement or the Note or any of such obligations are not or cease to be legal, valid, binding and enforceable; or

(j)       A Credit Party shall repudiate this Agreement or the Note or shall evidence an intention to repudiate this Agreement or the Note;

then, and in any such event, the Lender may, by notice to the Borrower, declare the Loan and the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties; provided, however, that in the event of an Event of Default under Section 6.01(d), the Loan and the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Credit Parties.

ARTICLE VII

GUARANTEE

SECTION 7.01.       The Guarantee.  The Guarantor hereby guarantees (the “Guarantee”), as a primary obligor and not as a surety to the Lender and its successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or any other applicable bankruptcy or insolvency law in any other jurisdiction after any bankruptcy or insolvency petition under Title 11 of the United States Code or such other legislation) on the Loan made by the Lender to, and the Note held by the Lender of, the Borrower, and all other obligations from time to time owing to the Lender by the Borrower under this Agreement and the Note, in each case strictly in accordance with the terms hereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantor hereby agrees that if Borrower shall fail to pay or perform in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same in cash or perform, as applicable, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full or performed, as applicable, when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02.       Obligations Unconditional.  The obligations of the Guarantor under Section 7.01 shall constitute a guaranty of payment and performance and not of collectibility, and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)       at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)       any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted; or

(c)       the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right hereunder, under the Note or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Lender, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Lender or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lender, and its successors and assigns.

SECTION 7.03.       Reinstatement.  The obligations of the Guarantor under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04.       Subrogation; Subordination.  The Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower..

SECTION 7.05.       Remedies.  The Guarantor agrees that, as between the Guarantor and the Lender, the obligations of the Borrower under this Agreement and the Note may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in such Article VI) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 7.01.

SECTION 7.06.       Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance and not of collectibility, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.07.       General Limitation on Guarantee Obligations.  Anything contained in this Guarantee to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of the Guarantor hereunder, such obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder and (y) under any guaranty of other Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 7.07, pursuant to which the liability of the Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of the Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed by each of the Borrower, the Guarantor and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.02.       Notices, Etc.  (a)  All notices and other communications provided for hereunder, unless otherwise expressly stated herein, shall be in writing (including facsimile communication) and mailed, faxed or delivered, if to a Credit Party, at its address set forth below its respective name on the signature pages hereof; if to the initial Lender, at its Lending Office specified opposite its name on Schedule 1.01 hereto; if to any entity to whom the Lender assigns its rights, obligations and interest under this Agreement pursuant to Section 8.07 herein, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became the Lender; or, as to any Credit Party, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to any Credit Party.  All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender.  Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 8.03.       No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 8.04.       Costs and Expenses.  (a)  Each Credit Party agrees to pay, or to reimburse the Lender from time to time upon demand for, all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement, the Note and the other documents to be delivered hereunder.  Each Credit Party further agrees to pay, or to reimburse the Lender from time to time upon demand for, all reasonable costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses, but without duplication for any costs and expenses for which each of the Credit Parties is otherwise obligated to indemnify the Lender under Section 8.04(b)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender.

(b)       Each Credit Party agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and to reimburse each Indemnified Party from time to time upon demand for, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Note, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan or (ii) the actual or alleged presence of Hazardous Materials on any property of any member of the Group or any Environmental Action relating in any way to the any member of the Group, in each case whether or not such investigation, litigation or proceeding is brought by a Credit Party, its directors, shareholders or creditors or any Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Each Credit Party also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the Note, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loan.

(c)       If any payment of principal of the Loan is made by the Borrower to or for the account of the Lender other than on the last day of an Interest Period as a result of a payment or continuation pursuant to Section 2.06 or 2.08, acceleration of the maturity of the Loan pursuant to Section 6.01, or for any other reason, the Borrower agrees to pay, upon demand by such Lender, to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (but excluding, in any event, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain the principal amount of the Loan that is so paid.

(d)       Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Borrower and/or the Guarantor, as applicable, contained in Sections 2.07, 2.10 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Note.

SECTION 8.05.       Right of Setoff.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the declaration that the Note is due and payable pursuant to the provisions of Section 6.01, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any and all other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement and the Note held by the Lender, whether or not the Lender shall have made any demand under this Agreement or the Note and although such obligations may be unmatured.  The Lender agrees promptly to notify the Borrower or the Guarantor, as applicable, after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lender under this Section 8.05 are in addition to any other rights and remedies (including, without limitation, other rights of setoff) that the Lender may have.

SECTION 8.06.       Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender and, thereafter, shall be binding upon and inure to the benefit of each Credit Party, the Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

SECTION 8.07.       Assignments and Participations.  (a)  The Lender may, upon at least 30 Business Days’ notice to the Borrower, assign to one or more Persons all or any portion of its rights and obligations under this Agreement (including, without limitation, the Loan owing to it and the Note); provided, however, that:

(i)       each such assignment shall be to an Eligible Assignee;

(ii)      the parties to each such assignment shall execute and deliver to the Borrower an Assignment and Acceptance, together with, if requested, the Note; and

(iii)     after giving effect to each such assignment, the Lender shall continue to hold at any time at least 50.1% of the outstanding principal amount of the Loan at such time; and

(iv)     prior to the effectiveness of the first such assignment, this Agreement shall have been amended in a manner reasonably satisfactory to the Borrower and the Lender to provide for a syndicate of lenders in place of the sole lender (with each of the Borrower and the Lender hereby agreeing to negotiate in good faith to effect such an amendment), which amendment shall in any event:

(a)       define the term “Required Lenders” as lenders holding, at any time, more than 50% of the aggregate principal amount of the Loan outstanding at such time;

(b)       provide that waivers, amendments or other modifications of this Agreement requiring consent of all lenders, all affected lenders or otherwise of lenders in excess of those constituting “Required Lenders” will be limited to customary economic matters;

(c)       provide for a customary “yank-a-bank” provision and a provision to the effect that any provision of this Agreement may be amended with the consent of the “Required Lenders” if, at the time such amendment becomes effective, each lender hereunder not consenting thereto receives payment in full of the principal of and interest accrued on the loans made and all other amounts owing to it or accrued for its account under this Agreement; and

(d)       contain an agreement by the Lender that it will not enter into any agreement or understanding with any other lender hereunder or any Affiliate of any such other lender to the effect that the Lender’s right to approve any waiver, amendment or other modification of this Agreement shall be subject to the consent of any such other lender, and will otherwise retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement on account of its percentage in interest of the outstanding principal amount of the Loan;

provided further, however, that no Person to which an assignment is being made in accordance with this Section 8.07(a) shall be entitled to any additional compensation under Sections 2.07, 2.08 and 2.10 in excess of the aggregate amounts payable under such Sections to the Lender prior to the effective date of such Assignment and Acceptance, unless such additional compensation is payable to such Person as a result of a Change in Law.  Any Lender that is a Foreign Lender shall not be entitled to the benefits of Section 2.10 unless such Foreign Lender shall have complied with Section 2.10(e).  Upon such execution and delivery from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder and (2) the Lender assignor thereunder shall relinquish its rights and be released from its obligations under this Agreement and shall cease to be a party hereto, provided that such assigning Lender’s rights under Sections 2.07, 2.10 and 8.04 shall survive the effective date of such Assignment and Acceptance for the Lender as to matters occurring prior to such effective date.

(b)       By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the Credit Parties as follows:

(i)       other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the Note, or any other instrument or document furnished pursuant hereto;

(ii)       such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Agreement or the Note, or any other instrument or document furnished pursuant hereto;

(iii)      such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)      such assignee will, independently and without reliance upon the assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)       if applicable, such assignee confirms that it is an Eligible Assignee; and

(vi)      such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Lender.

(c)       Within ten Business Days after receipt by the Borrower of an Assignment and Acceptance and executed by the Lender and an assignee representing that it is an Eligible Assignee, the Borrower shall, at its own expense, execute and deliver to such Eligible Assignee in exchange for the Note then outstanding a new note from the Borrower to the order of such Eligible Assignee in an amount equal to the aggregate principal outstanding of the Loan assumed by it pursuant to such Assignment and Acceptance.  Such new note shall be in an aggregate principal amount equal to the aggregate principal amount of the Loan outstanding at the time thereof, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(d)       The Lender may sell participations to one or more banks or other entities (other than a Credit Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the aggregate outstanding principal amount of the Loan and the Note); provided, however, that:

(i)       the Lender’s obligations under this Agreement shall remain unchanged;

(ii)      the Lender shall remain solely responsible to the Credit Parties for the performance of such obligations;

(iii)     the Lender shall remain the holder of the Note for all purposes of this Agreement;

(iv)     the Credit Parties shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; and

(v)      no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or the Note, or any consent to any departure by the Credit Parties therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loan, or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loan, or any fees or other amounts payable hereunder;

and provided further that the Credit Parties shall not be required to pay any additional amounts under this Agreement to compensate a participant (or the Lender, on behalf of a participant) in respect of the rights and obligations of such participant relating to this Agreement in excess of what the Credit Parties would otherwise be required to pay to the Lender if the participation had not been sold.

(e)       The Lender may, in connection with any assignment, participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee, participant or proposed assignee or participant, any information relating to any member of the Group furnished to the Lender by or on behalf of such member of the Group; provided that, prior to any such disclosure, the assignee, participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from the Lender in accordance with the terms of Section 8.08.

(f)       Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that, no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender party hereto.

SECTION 8.08.       Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective administrators, trustees, partners, directors, officers, employees, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under the Note or any action or proceeding relating to this Agreement or the Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its administrators, trustees, partners, directors, officers, employees, agents and advisors to any swap or derivative or similar transaction under which payments are to be made by reference to a Credit Party and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Guarantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than a Credit Party, any of its Subsidiaries or any of their agents, advisors or representatives.

For purposes of this Section, “Information” means all information received from a member of the Group or any of its agents, advisors or representatives relating to such member or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by or on behalf of such member, provided that, in the case of information received from such member after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.09.       Governing Law.  This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10.       Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11.       Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by applicable law, in such federal court.  Each Credit Party hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Credit Party at its address specified pursuant to Section 8.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by applicable law or to bring any action or proceeding relating to this Agreement or the Note in the courts of any jurisdiction.

(b)       Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Note in any New York state or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)       To the extent that any Credit Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Credit Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

SECTION 8.12.       Waiver of Jury Trial.  Each Credit Party and the Lender hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Note or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 8.13.       Patriot Act.  The Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the terms of the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.

By:	/s/ Masaharu Waki
Name: Masaharu Waki
Title: Representative Director

Address: IFF Building 21-4, Higashi-Ohi 1-Chome Shinagawa-ku Tokyo 140-0011 Japan

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Robert M. Amen
Name: Robert M. Amen
Title: Chief Executive Officer

Address: 521 West 57th Street New York, NY 10019

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Keiji Morisawa
Name: Keiji Morisawa
Title: General Manager

Address: 3-10, Sanno 2-Chome Ota-ku Tokyo 143-0023 Japan

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A
FORM OF PROMISSORY NOTE

¥13,332,000,000	Dated: November 21, 2008

FOR VALUE RECEIVED, the undersigned, International Flavors & Fragrances (Japan) Ltd. (the “Borrower”), HEREBY PROMISES TO PAY to the order of Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Lender”) for the account of its Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of ¥13,332,000,000.00 pursuant to the Credit Agreement dated as of November 18, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among the Borrower, International Flavors & Fragrances Inc., as guarantor and the Lender, and outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of the Loan are payable in Yen, to the Lender, in same day funds.  The Loan owing to the Lender by the Borrower pursuant to the Credit Agreement and all payments made on account of principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of a Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Yen amount first above mentioned, the indebtedness of the Borrower resulting from the Loan being evidenced by this Promissory Note and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.

By:
Name:
Title:

Exh. A-1

ADVANCES AND
PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Prepaid	Unpaid Principal	Notation Made By

Exh. A-2

EXHIBIT B
FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of November 18, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among International Flavors & Fragrances (Japan) Ltd., as borrower (the “Borrower”), International Flavors & Fragrances Inc., as guarantor and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.           As of the date hereof, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the interest in and to the Assignor’s rights and obligations under the Credit Agreement set forth on Schedule I hereto.  After giving effect to such sale and assignment, the aggregate principal amount of the Loan owing to the Assignee will be as set forth on Schedule 1 hereto.

2.           The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the Note, or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the Note, or any other instrument or document furnished pursuant thereto; and (d) attaches the Note, if any, held by the Assignor [and requests that it exchange the Note for a new Note payable to the order of the Assignee in an amount equal to the aggregate principal amount of the Loan assumed by the Assignee, as specified on Schedule 1 hereto].

3.           The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) confirms that it is an Eligible Assignee; (c) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as the Lender; and (d) specifies as its Lending Offices the offices set forth below its name on the signature page hereof.

4.           The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the date of execution hereof by the Assignor and Assignee, unless otherwise specified on Schedule 1 hereto.

5.           As of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement (and if this Assignment and Acceptance covers all or the remaining portion of the Assignor’s rights and obligations under the Credit Agreement, subject to the proviso set forth below, the Assignor shall cease to be a party thereto as of the Effective Date); provided, however, that the Assignor’s rights under Sections 2.07, 2.10 and 8.04 of the Credit Agreement shall survive the assignment by the Assignor pursuant to this Assignment and Acceptance as to matters occurring prior to the Effective Date.

Exh. B-1

5.           This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

6.           This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 hereto by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 hereto to be executed by their officers thereunto duly authorized, as of the date specified thereon.

Exh. B-2

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

Dated:	,

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Dated:	,

Lending Office: [Address]

[Approved this ____ day
of _____________, 200_:

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.

By:
Name:
Title:][1]

1 Required if the assignee is an Eligible Assignee solely by reason of clause (b) of the definition of “Eligible Assignee” set forth in Section 1.01 of the Credit Agreement.

Exh. B-3

Schedule 1 to

Assignment and Acceptance

Principal Amount of Loan Assigned	Percentage of Total Loan Outstanding

Exh. B-4

EXHIBIT C
BORROWING NOTICE

To:           The Bank of Tokyo-Mitsubishi UFJ, Ltd.

[Date]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among International Flavors & Fragrances (Japan) Ltd. (the “Borrower”), International Flavors & Fragrances Inc., as guarantor and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender (the “Lender”).

The undersigned hereby requests the Lender make a Loan to the Borrower in the amount of ¥13,332,000,00.00 on November 21, 2008.  The Loan should be made to the following account:

[●].

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.

By:
Name:
Title:

Exh. C-1

EXHIBIT D
FORM OF INTEREST ELECTION REQUEST

To:           The Bank of Tokyo-Mitsubishi UFJ, Ltd.

[Date]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 18, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among International Flavors & Fragrances (Japan) Ltd. (the “Borrower”), International Flavors & Fragrances Inc., as guarantor and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender (the “Lender”).  This notice constitutes an Interest Election Request, and the Borrower hereby requests the continuation of the Loan under the Agreement, and in that connection the Borrower specifies the following information with respect to the Loan to be continued as requested hereby:

(A)           Effective date of election (which is a Business Day):

(B)           Tenor of Interest Period for Interest Period beginning on the effective date specified in (A) above:2

Yours very truly,

INTERNATIONAL FLAVORS & FRAGRANCES (JAPAN) LTD.

By:
Name:
Title:

2 Must comply with the definition of “Interest Period” and end not later than the Termination Date.

Exh. D-1